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                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                     ANNOUNCES RETIREMENT OF THREE DIRECTORS

Contact:    United Community Bancorp
            William F. Ritzmann, President and Chief Executive Officer
            (812) 537-4822

May 4, 2007, Lawrenceburg, Indiana - United Community Bancorp (Nasdaq Global
Market: "UCBA") today announced the retirement of Henry G. Nanz, Frank E. Weismiller, Jr. and William S. Gehring from the Board of Directors of United Community Bancorp, United Community MHC and United Community Bank effective June 30, 2007. The Company's President and CEO, William F. Ritzmann, stated "We are tremendously grateful for the dedicated service of directors Nanz, Weismiller and Gehring who will retire effective at the end of our fiscal year June 30, 2007." Henry G. Nanz has served on United's Board of Directors since 1999 and was a director of Perpetual Federal Savings and Loan Association from 1969 until the combination of Perpetual and Progressive Federal Savings Bank in 1999, pursuant to which United Community Bank was formed. Frank E. Weismiller, Jr. has served on United's Board of Directors since 1999 and was a director of Progressive Federal Savings Bank from 1969 until the combination of Perpetual and Progressive in 1999. William S. Gehring has been on United's Board of Directors since 1999, prior to that he was a director for Perpetual Federal Savings and Loan Association from 1981 until the combination of Perpetual and Progressive in 1999. Each of these directors contributed greatly to the combination of the two banks in 1999 and the growth of United Community Bank since 1999. Mr. Ritzmann added "On behalf of United Community management, employees and shareholders we express our gratitude for their contributions. We look forward to their continuing association with United Community and United Community Bank as we expect each to serve as a director emeritus."

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates five offices in Dearborn County, Indiana.